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                                                                      EXHIBIT 15

                    LETTER REGARDING UNAUDITED INFORMATION







SUPERVALU INC.
Eden Prairie, Minnesota

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of SUPERVALU INC. and subsidiaries for the periods ended June 18, 1994 and June 19, 1993, as indicated in our report dated July 20, 1994 and the periods ended September 10, 1994 and September 11, 1993, as indicated in our report dated October 11, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 18, 1994 and September 10, 1994, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



                                                           Deloitte & Touche LLP

Minneapolis, Minnesota
November 7, 1994